Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fiscal Quarter Ended December 31, 2021

Fort Myers, FL, February 3, 2022 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fiscal quarter ended December 31, 2021, the highlights which are as follows:

•	Not-from-concentrate orange juice consumption continues to be stronger than pre-pandemic levels.
•	Market prices per pound solids increase in fiscal year 2022.
•	Average pound solids per box this quarter are down from the previous year, expected to be lower this season.
•	Box production this quarter is slightly higher from the previous year due to timing, but expected to be lower this season.
•	Momentum of opportunistic ranch land sales continued with another transaction with the State of Florida.
•	Balance sheet remains strong with a working capital ratio of 3.69 to 1.00.
•

In light of expected lower fruit yield and uncertainties regarding the extent of damage to the Valencia crop caused by the recent freeze, the Company is withdrawing its prior guidance for net income, EBITDA, adjusted net income and adjusted EBITDA for fiscal year 2022, and expects to update that guidance once it can secure more information about the impact of the freeze.

Results of Operations

For the fiscal quarter ended December 31, 2021, the Company recorded net income attributable to Alico common stockholders of approximately $10.1 million and earnings of $1.34 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $3.8 million and earnings of $0.51 per diluted common share in the first fiscal quarter ended December 31, 2020. The increase in net income attributable to Alico common stockholders is due to (i) an increased amount of gain on the sale of real estate, property and equipment and assets held for sale being recorded in the quarter ended December 31, 2021, compared to the quarter ended December 31, 2020, primarily due to the sale of certain parcels of land from the Alico Ranch and (ii) the Company’s recognition in the quarter ended December 31, 2021 of a charitable deduction associated with the sale of certain acres to the State of Florida, which resulted in the Company recording a tax benefit for the quarter. Partially offsetting this increase in net income attributable to Alico common stockholders was the receipt by the Company of a lower amount of proceeds under the Florida Citrus Recovery Block Grant (“CRBG”) program in the quarter ended December 31, 2021, compared to the quarter ended December 31, 2020, as the reimbursement under the CRBG program is now substantially complete.

For the fiscal quarter ended December 31, 2021, the Company earned EBITDA of $11.6 million, compared to $10.1 million for the fiscal quarter ended December 31, 2020. Adjusted EBITDA for the quarters ended December 31, 2021 and December 31, 2020 was approximately $2.4 million and $2.7 million, respectively.

When both quarters are adjusted for certain non-recurring items, the Company realized an adjusted loss of $0.24 per diluted common share for the fiscal quarter ended December 31, 2021, compared to an adjusted loss of $0.23 per diluted common share for the fiscal quarter ended December 31, 2020.

These financial results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended December 31,
	2021	2020	Change

Net income attributable to Alico, Inc. common stockholders	$10,131	$3,845	$6,286	163.5%
Earnings per diluted common share	$1.34	$0.51	$0.83	162.7%
EBITDA (1)	$11,568	$10,090	$1,478	14.6%
Adjusted EBITDA (1)	$2,371	$2,675	$(304)	(11.4)%
Net cash used in operating activities	$(9,608)	$(5,109)	$(4,499)	(88.1)%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

Citrus production for the three months ended December 30, 2021 and 2020 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended
	December 31,		Change
	2021	2020	Unit	%
Boxes Harvested:
Early and Mid-Season	827	785	42	5.4%
Total Processed	827	785	42	5.4%
Fresh Fruit	69	48	21	43.8%
Total	896	833	63	7.6%

Pound Solids Produced:
Early and Mid-Season	4,021	4,132	(111)	(2.7)%
Total	4,021	4,132	(111)	(2.7)%

Average Pound Solids per Box	4.86	5.26	(0.40)	(7.6)%

Price per Pound Solids:
Early and Mid-Season	$2.58	$2.25	$0.33	14.7%

For the three months ended December 31, 2021, Alico Citrus harvested approximately 0.9 million boxes of fruit, an increase of 7.6% from the first quarter of the prior fiscal year. The increase was principally related to the Company harvesting a greater percentage of its Early and Mid-Season crop through December 31, 2021, measured as a percentage of its estimated full year Early and Mid-Season crop, as compared to the same period in the prior year. The Company, along with the Florida citrus industry in general, anticipates harvesting a smaller number of boxes this season, due to a greater fruit drop rate believed to be caused by disease and weather, as compared to the prior year’s harvest season. Because the harvesting of its Early and Mid-Season crop in this harvest season was substantially completed prior to the recent freeze, the Company does not believe that its harvest of Early and Mid-Season crop in this harvest season will be affected in any material respect by the recently experienced freeze.

The Company has seen an increase in the price per pound solids from $2.25 to $2.58 so far this season.  A significant reason for this improvement is the continued strength of consumption of not-from-concentrate orange juice by retail consumers. This strong demand, combined with lower production from Florida, Brazil, and Mexico, has decreased inventory supply levels at Florida citrus juice processors, which has contributed to higher prices for citrus fruit. Based on the latest published Nielsen data for the twelve-week period ended January 1, 2022, consumption of not-from-concentrate orange juice by retail consumers increased by approximately 11%, compared to the similar twelve-week period prior to the COVID-19 pandemic in 2019-20.

To date, COVID-19 has not impacted the Company’s harvesting activities, there have been no disruptions in delivering fruit to the processors and COVID-19 has not materially challenged operations.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division for the three months ended December 31, 2021 declined by $0.2 million compared to the three months ended December 31, 2020. This decline was principally due to the sale of certain ranch land acres, which were previously included under grazing and hunting lease arrangements, thus resulting in fewer acres now being leased under these grazing and hunting leases.

Guidance

In the last week of January 2022, certain areas where the Company’s citrus trees are located experienced below freezing conditions that are expected to have a material adverse effect on the yield of this season’s Valencia crop.  The Company is still in the process of assessing the extent of the damage and the expected impact on its current financial position, results of operations and cash flows and the extent to which there might be any expected long-term effects. At this time, given these uncertainties and the significantly lower anticipated box production and average pounds solids per box this season that was expected before the recent freeze, the Company is withdrawing its previously issued guidance for net income, EBITDA, adjusted net income and adjusted EBITDA for fiscal year 2022, and expects to update that guidance once it can secure more complete information about the impact of the freeze.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “Almost two years after the COVID-19 pandemic began in March 2020, we remain encouraged that consumption of not-from-concentrate orange juice by retail consumers has remained strong. This trend has led to further improved market pricing for Early and Mid-Season fruit in the current harvest season, as compared to the prior year. We are confident this trend will also be beneficial to Valencia market pricing for this season.

“Our 2022 harvest season began in December, and unfortunately Alico is now anticipating a 12-15% decrease in processed box production with lower average pound solids per box for our Early and Mid-Season crop, as compared to last year. Regarding box production, the USDA estimates an approximate 23% decline of the 2022 Florida Early and Mid-Season crop, as compared to the prior year.

“As previously communicated, Alico has increased its grove density within our existing acreage and planted approximately 1.5 million trees in these acres since 2018.  While we cannot determine what the future production levels will be, particularly as we assess the impact of the freeze on our existing citrus groves, we remain confident in our strategy of increasing density and believe that the first plantings of these trees from 2018 should start to generate meaningful production in fiscal 2023 and support higher levels of production for their useful lives.

“We continue to negotiate ranch land sales transactions.  During the first quarter of fiscal 2022, the Company sold approximately 1,900 acres of ranch land, including a sale to the State of Florida for 1,638 acres. We are also engaged with multiple private parties for other ranch land sales transactions, which are either under contract or in final negotiations.”

Mr. Kiernan continued, “While market pricing is stronger this season, we believe that box production and pound solids per box will be weaker as a result of these negative trends and the recent freeze.”

Other Corporate Financial Information

General and administrative expense for the three months ended December 31, 2021 totaled approximately $2.6 million, compared to approximately $2.5 million for the three months ended December 31, 2020. The increase was attributable in large part to (i) an increase of approximately $0.1 million related to a company sponsored incentive for employees to obtain the COVID-19 vaccine; (ii) an increase in stock compensation expense of approximately $0.1 million relating to Restricted Stock Units awarded to certain executives and senior managers; and (iii) consulting expenses of approximately $0.1 million relating the Company’s Environmental, Sustainability and Governance (“ESG”) implementation strategy and related work. Partially offsetting these increases were decreases related to (i) payroll expenses of approximately $0.1 million primarily relating to the reduction in administrative personnel made during fiscal year ended September 30, 2021; and (ii) a reduction in legal expenses of approximately $0.1 million, which is primarily the result of the Company having incurred additional legal expenses in the three months ended December 31, 2020 relating to the acquisition of a citrus grove in October 2020.

Other income, net for the three months ended December 31, 2021 and 2020 was approximately $7.6 million and approximately $2.2 million, respectively. The increase to other income, net, is primarily due to gains on sale of real estate, property and equipment and assets held for sale of approximately $8.4 million relating to the sale of approximately 1,900 acres, in the aggregate, from the Alico ranch to several third parties. For the three months ended December 31, 2020, the Company recognized gains of approximately $3.4 million relating to the sale of real estate, property and equipment and assets held for sale. Additionally, the improvement was in part attributable to a decrease in interest expense of approximately $0.3 million for the three months ended December 31, 2021, as compared to the three months ended December 31, 2020, which resulted from the reduction of its long-term debt attributable to making mandatory principal payments and certain prepayments.

Dividend

On January 14, 2022, the Company paid a first quarter cash dividend of $0.50 per share on its outstanding common stock to stockholders of record as of December 31, 2021.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was approximately $42.7 million at December 31, 2021, representing a 3.69 to 1.00 ratio.
•	The Company maintains a solid debt to equity ratio. At December 31, 2021, September 30, 2021, and September 30, 2020 the ratios were 0.53 to 1.00, 0.51 to 1.00, and 0.68 to 1.00, respectively.

As of December 31, 2021 and 2020, the Company had long-term debt, including lines of credit, net of cash and cash equivalents, of approximately $134.5 million and $155.2 million, respectively.

The Company believes that with the strength of its current balance sheet that it will be able to endure the potential loss from the damage caused by the freeze event and continue to pay its current level of dividends and other operation costs without issue.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These forward-looking statements are based on Alico’s current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance, or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules, including tax laws and tax rates; climate change; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products, such as the freeze in the last week of January 2022; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of refinancing; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; ability to make strategic acquisitions or divestitures; ability to redeploy proceeds from divestitures; ability to consummate selected land acquisitions; ability to take advantage of tax deferral options; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets, including without limitation related legislative and regulatory initiatives; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock, by sales of common stock or by way of future transactions designed to consummate such expressed desire; political changes and economic crises; ability to implement ESG initiatives; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U.S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, including those Risk Factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, and our Quarterly Reports on Form 10-Q, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the financial projections will prove accurate.  Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(646) 374-4770

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,	September 30,
	2021	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69	$886
Accounts receivable, net	8,901	6,105
Inventories	45,950	43,377
Income tax receivable	1,657	3,233
Assets held for sale	431	160
Prepaid expenses and other current assets	1,571	1,152
Total current assets	58,579	54,913

Property and equipment, net	373,159	373,231
Goodwill	2,246	2,246
Other non-current assets	2,898	2,827
Total assets	$436,882	$433,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,780	$7,274
Accrued liabilities	8,045	9,872
Long-term debt, current portion	4,285	4,285
Other current liabilities	758	875
Total current liabilities	15,868	22,306

Long-term debt:
Principal amount, net of current portion	120,937	122,009
Less: deferred financing costs, net	(948)	(986)
Long-term debt less current portion and deferred financing costs, net	119,989	121,023
Lines of credit	9,377	—
Deferred income tax liabilities, net	37,101	41,977
Other liabilities	87	306
Total liabilities	182,422	185,612
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,540,932 and 7,526,004 shares outstanding at December 31, 2021 and September 30, 2021, respectively	8,416	8,416
Additional paid in capital	20,080	19,989
Treasury stock, at cost, 875,213 and 890,141 shares held at December 31, 2021 and September 30, 2021, respectively	(29,399)	(29,853)
Retained earnings	250,012	243,651
Total Alico stockholders' equity	249,109	242,203
Noncontrolling interest	5,351	5,402
Total stockholders' equity	254,460	247,605
Total liabilities and stockholders' equity	$436,882	$433,217

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2021	2020
Operating revenues:
Alico Citrus	$14,748	$12,926
Land Management and Other Operations	589	806
Total operating revenues	15,337	13,732
Operating expenses:
Alico Citrus	13,386	8,147
Land Management and Other Operations	140	188
Total operating expenses	13,526	8,335
Gross profit	1,811	5,397
General and administrative expenses	2,584	2,528
(Loss) income from operations	(773)	2,869
Other income (expense), net:
Interest expense	(901)	(1,189)
Gain on sale of real estate, property and equipment and assets held for sale	8,445	3,364
Other income	9	10
Total other income, net	7,553	2,185
Income before income taxes	6,780	5,054
Income tax (benefit) provision	(3,300)	1,250
Net income	10,080	3,804
Net loss attributable to noncontrolling interests	51	41
Net income attributable to Alico, Inc. common stockholders	$10,131	$3,845
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$1.34	$0.51
Diluted	$1.34	$0.51
Weighted-average number of common shares outstanding:
Basic	7,535	7,503
Diluted	7,542	7,503

Cash dividends declared per common share	$0.50	$0.18

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended December 31,
	2021	2020
Net cash used in operating activities:
Net income	$10,080	$3,804
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, and amortization	3,836	3,806
Gain on sale of real estate, property and equipment and assets held for sale	(8,445)	(3,364)
Loss on disposal of long-lived assets	137	443
Deferred income tax benefit	(4,876)	—
Debt issue cost expense	43	45
Stock-based compensation expense	375	307
Changes in operating assets and liabilities:
Accounts receivable	(2,796)	(1,251)
Inventories	(2,573)	(5,575)
Prepaid expenses	(418)	(432)
Income tax receivable	1,576	781
Other assets	117	134
Accounts payable and accrued liabilities	(6,328)	(3,882)
Income taxes payable	—	469
Other liabilities	(336)	(394)
Net cash used in operating activities	(9,608)	(5,109)

Cash flows from investing activities:
Purchases of property and equipment	(4,193)	(5,062)
Acquisition of citrus groves	(136)	(16,450)
Net proceeds from sale of real estate, property and equipment and assets held for sale	8,604	3,425
Change in deposits on purchase of citrus trees	(196)	64
Advances on notes receivables, net	—	122
Other	—	25
Net cash provided by (used in) investing activities	4,079	(17,876)

Cash flows from financing activities:
Repayments on revolving lines of credit	(16,319)	(14,187)
Borrowings on revolving lines of credit	25,696	23,449
Principal payments on term loans	(1,072)	(2,689)
Exercise of stock options	170	—
Dividends paid	(3,763)	(674)
Net cash provided by financing activities	4,712	5,899

Net decrease in cash and cash equivalents	(817)	(17,086)
Cash and cash equivalents at beginning of the period	886	19,687

Cash and cash equivalents at end of the period	$69	$2,601

Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,
	2021	2020

Net income attributable to common stockholders	$10,131	$3,845
Interest expense	901	1,189
Income tax (benefit) provision (2)	(3,300)	1,250
Depreciation, depletion, and amortization	3,836	3,806
EBITDA	11,568	10,090
Adjustments for non-recurring items:
Employee stock compensation expense (1)	196	85
Federal relief proceeds - Hurricane Irma	(948)	(4,136)
Gain on sale of real estate, property and equipment and assets held for sale	(8,445)	(3,364)

Adjusted EBITDA	$2,371	$2,675

(1) Includes stock compensation expense for current executives and senior management.

(2) Benefit in fiscal quarter ended December 31, 2021 is the result of a charitable contribution related to a sales transaction with the State of Florida.

Adjusted Net Loss Per Diluted Common Share

(in thousands)

	Three Months Ended December 31,
	2021	2020

Net income attributable to common stockholders	$10,131	$3,845
Adjustments for non-recurring items:
Employee stock compensation expense (1)	196	85
Federal relief proceeds - Hurricane Irma	(948)	(4,136)
Gain on sale of real estate, property and equipment and assets held for sale	(8,445)	(3,364)
Tax impact (2)	(2,735)	1,834

Adjusted net loss attributable to common stockholders	$(1,801)	$(1,736)

Diluted common shares	7,542	7,503

Adjusted net loss per diluted common share	$(0.24)	$(0.23)

(1) Includes stock compensation expense for current executives and senior management.

(2) Benefit in fiscal quarter ended December 31, 2021 is the result of a charitable contribution related to a sales transaction with the State of Florida.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, and Adjusted Net Loss per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net Loss per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net Loss per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.